UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            ANNUAL FILING

BOISE CASCADE CORPORATION
(NAME OF ISSUER)
COMMON STOCK (CONV PFD STK HELD IN ESOP PORTION)
(CLASS OF SECURITIES)
097383103
(CUSIP NUMBER)
12/31/98
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

               (X)  RULE 13D-1(B)
               ( )  RULE 13D-1(C)
               ( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP NO.  097383103             13G       PAGE 2 OF 5 PAGES

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS FIDUCIARY
    CAPACITIES.   04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    712,306 SHARES
6.  SHARED VOTING POWER
    6,857,311 SHARES (INCLUDES 5,356,648 SHARES CNV PFD STK -
                          VOTING RATIO 1 PFD = 1 COMMON)
7.  SOLE DISPOSITIVE POWER
    1,093,772 SHARES
8.  SHARED DISPOSITIVE POWER
    5,473,604 SHARES (INCLUDES 5,356,648 SHARES CNV PFD STK-
                          DISP RATIO-1 PFD =.80357 COMMON SHS)
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    6,567,376 SHARES (INCLUDES 5,356,648 SHARES CNV PFD STK-DISP RATIO 1 PFD = .80357 COM)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.83%

12.  TYPE OF REPORTING PERSON*

     BK

                         SCHEDULE 13G        PAGE 3 OF 5 PAGES

ITEM 1.
     (A)  NAME OF ISSUER

            BOISE CASCADE CORPORATION

     (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            ONE JEFFERSON SQUARE
            BOISE, IDAHO  83728

ITEM 2.
     (A)  NAME OF PERSON FILING

            STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110

     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS


     (D)  TITLE OF CLASS OF SECURITIES

          COMMON STOCK

     (E)  CUSIP NUMBER

          097383103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

                                             PAGE 4 OF 5 PAGES

ITEM 4. OWNERSHIP
     (A)  AMOUNT BENEFICIALLY OWNED

            6,567,376 SHARES

     (B)  PERCENT OF CLASS

            10.83%

     (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
          (I)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                 712,306 SHARES
          (II)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                 6,857,311 SHARES
          (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 1,093,772 SHARES
          (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 5,473,604 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          BOISE CASCADE CORP. SAVINGS AND SUPPLEMENTAL RETIREMENT PLAN
          (SSRP)-ESOP PORTION = 9.0%

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

                                             PAGE 5 OF 5 PAGES
ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         10 FEBRUARY 1999

                         STATE STREET BOSTON CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE


                         /s/ Mary Sue Spain
                         Assistant Vice President